Exhibit 21.01

NORTONLIFELOCK INC.
SUBSIDIARIES

Name of Subsidiary	State or Other Jurisdiction of Incorporation
Alpaca BidCo GmbH	Germany
Alpaca HoldCo GmbH	Germany
Alpaca TopCo GmbH	Germany
Avira CM GmbH	Germany
Avira Holding GmbH and Co KG	Germany
Blue Coat Systems Holding LLC	Delaware
LifeLock, Inc.	Delaware
Norton LifeLock Ireland Holdings Unlimited Company	Ireland
NortonLifeLock Ireland Limited	Ireland
NortonLifeLock Japan G.K.	Japan
NortonLifeLock Security Holdings Inc.	Delaware
NortonLifeLock Singapore Pte. Ltd.	Singapore